UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 3, 2010

FS Investment Corporation

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-53424 (Commission File Number)	26-1630040 (I.R.S. Employer Identification No.)

Cira Centre 2929 Arch Street, Suite 675 Philadelphia, Pennsylvania (Address of principal executive offices)	19104-2867 (Zip Code)

Registrant’s telephone number, including area code	(215) 495-1150

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2010, the Board of Directors (the “Board”) of FS Investment Corporation (the “Company”) elected Jeffrey K. Harrow and Herbert Lotman as new members of the Board, effective September 1, 2010.  Messrs. Harrow and Lotman were appointed as directors of the Company and will serve for a term expiring at the 2011 Annual Meeting of Stockholders.

Pursuant to the Company’s Amended and Restated Bylaws, the Board may modify the number of members of the Board provided that the number of Directors will not be fewer than the minimum number required by the Maryland General Corporation Law or greater than twelve, unless otherwise permitted by law.  With the Board’s election of Messrs. Harrow and Lotman, the Board will consist of nine directors. Directors of the Company are elected annually for a term of one year, and serve until their successors are elected and qualified.  Neither Mr. Harrow nor Mr. Lotman has been elected to serve as a member of the Board pursuant to any agreement or understanding with the Company or any other person.

Messrs. Harrow and Lotman will receive director fees and benefits consistent with the Company’s director compensation policy.  Each Director who does not also serve in an executive officer capacity for the Company or FB Income Advisor, LLC receives from the Company an annual retainer of $25,000 and $1,000 for each Board and committee meeting attended, and is also reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings. Each chairman of the various Board committees receives an additional annual retainer of $5,000.  To date, neither Mr. Harrow nor Mr. Lotman has been assigned to any committees.

Set forth below is biographical information pertaining to Mr. Harrow and Mr. Lotman.

Jeffrey K. Harrow

Jeffrey K. Harrow has been Chairman of Sparks Marketing Group, Inc. (“Sparks”) since 2001.  Mr. Harrow is responsible for both operating divisions of Sparks, which includes Sparks Custom Retail and Sparks Exhibits & Environments, with offices throughout the United States and China.  Sparks' clients include a number of Fortune 500 companies.

Prior to joining Sparks, Mr. Harrow served as President and CEO of CMPExpress.com from 1999 to 2000.  During Mr. Harrow’s tenure, annual revenues grew from $20 million to $60 million and the employee base grew from 30 to 120 associates.  Mr. Harrow created the strategy that allowed CMPExpress.com to move from a Business-to-Consumer marketplace into the Business-to-Business sector. In 2000, Mr. Harrow successfully negotiated the sale of CMPExpress.com to Cyberian Outpost (NASDAQ ticker: COOL).

From 1982 through 1998, Mr. Harrow was the President, CEO and a Director of Travel One, a national travel management company.  Mr. Harrow was responsible for growing the company from a single office location to more than 100 offices in over 40 cities and to its rank as the 6th largest travel management company in the United States.  Under his sales strategy, annual revenues grew from $8 million to just under $1 billion.  During this time, Mr. Harrow purchased nine travel companies in strategic cities to complement Travel One’s organic growth.  In 1998, Mr. Harrow and his partners sold Travel One to American Express.

In addition to serving as a Board Member of Sparks, Mr. Harrow's past directorships include Director of Cherry Hill National Bank, Hickory Travel Systems and the Dean's Board of Advisors of The George Washington University School of Business and Public Management.

Mr. Harrow is a graduate of George Washington University School of Government and Business Administration where he received his B.B.A. in 1979.

Herbert Lotman

Herbert Lotman is the chairman of Keystone Foods Corporation, LLC, a $5 billion multi-national corporation headquartered in West Conshohocken, Pennsylvania.  Keystone’s principal lines of business are food manufacturing and restaurant distribution for McDonald’s restaurants in the United States, Europe, Asia and South America, as well as supplying other fast-food chains.

A native of Philadelphia, Mr. Lotman began his career in the food industry with his family’s wholesale beef business in Philadelphia.  In the late 1960’s, Mr. Lotman and his partners pioneered cryogenics for McDonald’s, developing a mass-production system for the manufacture of frozen hamburgers.  By 1968, the company was selling its new and innovative product to McDonald’s.  In 1975, Keystone opened the first total distribution center in the McDonald’s system.  Also, in 1981 Keystone was instrumental in helping to develop Chicken McNuggets.

Mr. Lotman was co-founder of the McDonald’s LPGA Championship, a major Ladies Professional Golf Association tournament, which benefits Ronald McDonald House Charities.  The McDonald’s Championship has raised more than $48 million for charity in twenty-nine years since its inaugural event and was the largest single fund-raiser in all of golf.

Mr. Lotman is also active in several community organizations, including The Children’s Cancer Research Foundation in Philadelphia, and is a member of the Board of Directors of The Philadelphia College of Osteopathic Medicine where he served as Chairman of the Board for fifteen years.  Mr. Lotman is also the co-founder and a board member of the Macula Vision Research Foundation and serves on The Ronald McDonald House Charities International Board.  Mr. Lotman also serves on the Board of Directors of several private companies and his past directorships include Getty Petroleum, Packaging Coordinators, Inc., First Union National Bank, and Strategic Diagnostics, Inc.

Item 8.01.	Other Events.

On August 6, 2010, the Company issued a press release announcing that it will hold its second quarter investor update call on Thursday, August 12, 2010, at 2:00 PM EDT.  The text of this release is included as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release dated August 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS Investment Corporation

Date:	August 6, 2010	By:	/s/ Michael C. Forman
Michael C. Forman
President and Chief Executive Officer